January 27, 2014

Rocap Marketing, Inc.

7211 East Southern Ave., Suite 1065

Mesa AZ 85209

Resignation

I hereby resign all my positions, including as CEO and Director of Rocap Marketing, Inc., effective on the above date.  I am resigning to pursue personal interests and had no disagreement with Management of the Company or with its Board of Directors.

Peter Henricsson